Exhibit 10.1

CONDITIONAL PURCHASE AGREEMENT

between

HORIZON I INVESTMENTS, LLC]

(“Seller”)

and

PETRO RIVER OIL CORP
(“Purchaser”)

December 1, 2015

CONDITIONAL PURCHASE AGREEMENT

TABLE OF CONTENTS
ARTICLE I DEFINED TERMS
1.1. Certain Defined Terms.
ARTICLE II PURCHASE AND SALE OF PURCHASED ASSETS
2.1 Sale of Purchased Assets.
2.2 Purchase Price.
ARTICLE III CLOSING; DELIVERIES AT CLOSING
3.1 Closing.
3.2 Deliveries to be Made at the Closing.
ARTICLE IV REPRESENTATIONS AND WARRANTIES; SURVIVAL; INDEMNITY
4.1 Representations and Warranties of Seller.
4.2 Representations and Warranties of Purchaser.
4.3 Survival.
4.4 Indemnification.
4.5 Indemnity – General.
ARTICLE V ADDITION COVENANTS; CONDITIONS TO CLOSING
5.1 Advances; Loans to Purchaser.
5.2 Survival.
5.3 Conditions to Closing.
5.4 Survival.
ARTICLE VI ASSIGNMENT
ARTICLE VII NOTICES
ARTICLE VIII EXPENSES
ARTICLE IX MISCELLANEOUS
9.1 Successors and Assigns.
9.2 Gender.
9.3 Captions.
9.4 Not Construed against Drafter.
9.5 Entire Agreement; Amendments.
9.6 Original Document/Counterparts.
9.7 Governing Law.
9.8 Fee and Expenses
ARTICLE X FURTHER UNDERTAKINGS

List of Exhibits

Exhibits Description

Exhibit A	Purchased Assets
Exhibit B	Existing Purchaser Cap Table

CONDITIONAL PURCHASE AGREEMENT

THIS CONDITIONAL PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of December, 2015, by and among PETRO RIVER OIL CORP., a Delaware corporation (“Purchaser”), and HORIZON I INVESTMENTS LLC, a Delaware limited liability company (the “Seller”).

W I T N E S S E T H:
WHEREAS, Seller holds the assets described on Exhibit A attached hereto (such assets shall be referred to herein as the “Purchased Assets”);

WHEREAS, Seller desires to have a right and option to sell, assign, transfer, and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from Seller (following Seller’s election hereunder), the Purchased Assets, pursuant to the terms hereof; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINED TERMS

1.1	Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Business Day” means any day other than Saturday, Sunday, or any other day on which commercial banks or savings and loan associations are required or authorized by law to close in New York, New York.

“Cap Table” has the meaning set forth in Section 3.2(b)(ii) hereof.

“Closing” is defined in Section 3.1.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, judgment or decree, and any judicial or administrative interpretation thereof, and any other requirement or rule of law.

“Losses” of a Person means with respect to any event or occurrence with respect to which the amount thereof is to be calculated, any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) actually suffered or incurred by such Person.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, association, trust or other entity or organization.

“Promissory Notes” has the meaning set forth in Section 5.1 hereof.

“Purchased Assets” has the meaning described in the preamble to this Agreement.

“Purchaser” has the meaning described in the preamble to this Agreement.

“Seller” has the meaning described in the preamble to this Agreement.

“Share Consideration” means 2,033,666,667 shares of common stock, par value $0.0001 per share, of Purchaser.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

2.1	Sale of Purchased Assets.

At Closing, subject to the provisions hereof, Seller hereby agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser hereby agrees to acquire and purchase from the Seller, the Purchased Assets.

2.2	Purchase Price.

(a)           The parties agree that the consideration to be paid to the Seller by Purchaser shall be the Share Consideration (the “Purchase Price”).  The Purchase Price shall be paid to the Seller at Closing in accordance with Section 2.2(b) below.

(b)           The Purchase Price shall be payable by Purchaser by the delivery of the Share Consideration to Seller.  At the Closing, the Share Consideration shall be issued in the name of the Seller, except that, in a writing given by the Seller to the Purchaser at least two (2) days prior to the Closing, the Seller may designate that such Share Consideration shall instead be issued to its members in proportion to their ownership of the Seller’s membership units at the Closing.  In addition, the Share Consideration may be transferred by the Seller to its members at any time following the Closing.

(c)           The Purchaser shall cause all shares representing the Share Consideration to be registered under the Purchaser’s S-1 filed with the Securities and Exchange Commission.

ARTICLE III

CLOSING; DELIVERIES AT CLOSING

3.1	Closing.

Subject in all events to the satisfaction of the conditions to closing in Article V below, closing of the transaction contemplated by this Agreement (the “Closing”) shall occur on a date selected by Seller following the delivery of written closing notice by Seller to Purchaser; provided that such date shall be no sooner than April 30, 2016, unless mutually agreed to by all parties.

3.2	Deliveries to be Made at the Closing.

    (a)           Sellers’ Deliveries:  Seller shall deliver or cause to be delivered to the applicable Purchaser at the Closing the following documents:

       (i)           Assignment of Limited Liability Company Interests.  An Assignment of Limited Liability Company Interests executed by Seller, in a form to be approved by the parties hereto, assigning and transferring Seller’s 20.01% interest in Horizon Energy Partners, LLC, a Delaware limited liability company.

       (ii)           Assignment of Promissory Notes.  An Assignment or Novation of the Promissory Notes executed by Seller, assigning and transferring the Promissory Notes to Purchaser.

       (iii)           Cash Account.  Evidence that Seller shall deliver to Purchaser at Closing all cash in Seller’s accounts; which cash, together with the principal amount under the Promissory Notes and the Escrow Proceeds shall be no less than $5,000,000 less fees and expenses paid under Section 9.8,

       (iv)           Escrow Proceeds.  The Seller shall release funds totaling $690,000, currently held in escrow, subject to this Closing, to the Buyer (the “Escrow Proceeds”).

Additional Documentation.  Such additional documents, certificates and instruments reasonably requested by Purchaser to complete and evidence the transactions contemplated hereunder.

    (b)           Purchaser’s Deliveries.  Purchaser shall deliver or cause to be delivered to Seller at Closing the following documents:

       (i)           Purchase Price / Share Consideration.  Share certificates and all other documentation and evidence required to issue, deliver and convey the Share Consideration to Seller (or to Seller’s designee), free and clear of any liens, encumbrances or restrictions thereon.

       (ii)           Purchaser Capitalization Table.  A capitalization table of Purchaser, effective immediately following the delivery of the Share Consideration, which table shall show all issued and outstanding shares of stock in the Purchaser, together with all options, warrants and other rights that may be convertible into Purchaser shares from and after the Closing (the “Cap Table”).

       (iii)           Assignment of Limited Liability Company Interests.  An Assignment of Limited Liability Company Interests executed by Purchaser, in a form to be approved by the parties hereto, assigning and transferring Seller’s interest in Horizon Energy Partners, LLC, a Delaware limited liability company.

       (iv)           Additional Documentation.  Such additional documents, certificates and instruments reasonably requested by Seller to complete and evidence the transactions contemplated hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES; SURVIVAL; INDEMNITY

4.1	Representations and Warranties of Seller.

To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller represents and warrants that, as of the date hereof and upon the Closing:

(i)
Seller has all necessary power and authority to enter into this Agreement and each other agreement or contract described in Section 3.2 hereof to which it is to be a party (the “Ancillary Agreements”), to carry out its obligations hereunder and thereunder, to consummate or cause to be consummated, as applicable, the transactions contemplated hereby and thereby and to transfer the Purchased Assets to Purchaser;

(ii)
This Agreement and each Ancillary Agreement executed or to be executed by Seller has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the remaining parties to this Agreement and each Ancillary Agreement) this Agreement and such Ancillary Agreements constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms;

(iii)
The execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller do not and will not (a) violate or conflict with the organizational documents of Seller, (b) conflict with or violate any Law applicable to Seller, or (c) result in any breach of, or constitute a default (or event that, with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any contracts to which Seller or its Affiliates are a party (provided that the representation in this clause (iii) shall expressly exclude any contracts to which a Purchased Asset is subject to and which the Purchaser has knowledge of as of the date hereof), or (d) result in the creation of any encumbrance on the Purchased Assets;

(iv)
Seller holds ownership and title to the Purchased Assets, free and clear of all liens, security interests, pledges and/or encumbrances, and no proceeding is pending or threatened relating to Seller’s ownership and interest in the Purchased Assets;

(v)
There are no outstanding (i) options, warrants, contracts or other rights to acquire any of the Purchased Assets being sold by Seller, (ii) securities convertible into or exchangeable for any interest in the Purchased Assets being sold by Seller, or (iii) other commitments of any kind for the sale, transfer, assignment or other delivery of the Purchased Assets being sold by Seller; and

(vi)
No litigation, claim, action, proceeding or investigation has been brought against or is pending with respect to the Purchased Assets being sold by Seller, and, no litigation, claim, action, proceeding or investigation has been, to the knowledge of Seller, threatened against or with respect to the applicable Purchased Assets.

4.2	Representations and Warranties of Purchaser.

To induce Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Purchaser represents and warrants that, as of the date hereof and upon the Closing:

(i)
Purchaser has all necessary power and authority to enter into this Agreement and each other Ancillary Agreement to which it is to be a party, to carry out its obligations hereunder and thereunder, to consummate or cause to be consummated, as applicable, the transactions contemplated hereby and thereby and to transfer the Share Consideration to Seller and acquire the Purchased Assets in accordance with the terms hereof;

(ii)
This Agreement and each Ancillary Agreement executed or to be executed by Purchaser has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the remaining parties to this Agreement and each Ancillary Agreement) this Agreement and such Ancillary Agreements constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms;

(iii)
The execution, delivery and performance of this Agreement and each Ancillary Agreement by Purchaser do not and will not (a) violate or conflict with the organizational documents of Purchaser, (b) conflict with or violate any Law applicable to Purchaser, or (c) result in any breach of, or constitute a default (or event that, with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any contracts to which Purchaser or its Affiliates are a party, or (d) result in the creation of any encumbrance on the Share Consideration;

(iv)
Attached hereto as Exhibit B is a capitalization table of Purchaser, effective as of the date hereof, which table shall show all issued and outstanding shares of stock in the Purchaser, together with all options, warrants and other rights that may be convertible into Purchaser shares from and after the date hereof;

(v)
Except as shown on Exhibit B, there are no outstanding (i) options, warrants, contracts or other rights to acquire any interests or shares in Purchaser, (ii) securities convertible into or exchangeable for any interest in Purchaser, or (iii) other commitments of any kind for the sale, transfer, assignment, issuance or other delivery of shares or interests in Purchaser.

(vi)	Purchaser is in a position to be able to deliver the Share Consideration free and clear of all liens, security interests, pledges, limitations and/or encumbrances; and

(vii)
No litigation, claim, action, proceeding or investigation has been brought against or is pending with respect to Purchaser, and, no litigation, claim, action, proceeding or investigation has been, to the knowledge of Purchaser, threatened against or with respect to Purchaser

4.3	Survival.

Each of the representations and warranties hereunder shall remain true as of the Closing, and shall be deemed to be remade by Seller and Purchaser, as applicable, as of the date of the Closing.  The representations and warranties hereunder shall survive the Closing for a period of one (1) year, provided that written notice of a breach thereof is provided to the breaching party within one (1) year from the date of Closing.  Notwithstanding the foregoing, the representations in clauses (iv) and (v) of Section 4.2(b) above shall survive for a period of two (2) years.

4.4	Indemnification.

Seller shall indemnify, hold harmless and defend Purchaser and its respective officers, directors, employees, agents, successors and assigns against any Losses arising out of the breach by Seller of any representation, warranty or covenant of Seller contained herein.  Purchaser shall indemnify, hold harmless and defend Seller and its respective officers, directors, employees, agents, successors and assigns against any Losses arising out of the breach by Purchaser of any representation, warranty or covenant of Purchaser contained herein.

4.5	Indemnity – General.

The following provisions shall apply to any claim for indemnification made by a party (“Indemnified Party”) of another (“Indemnitor”).

      (a)           An Indemnified Party shall give Indemnitor written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such Indemnified Party may request indemnification hereunder as soon as is practicable and in any event within thirty (30) days of the time that such Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify Indemnitor shall not affect rights to indemnification hereunder except to the extent that Indemnitor is actually prejudiced by such failure.

      (b)           Indemnitor shall have the right to direct, through counsel of its own choosing reasonably acceptable to the Indemnified Party, the defense or settlement of any such claim or proceeding at its own expense, provided that Indemnitor shall not settle any such claim or proceeding without arranging for the release of the Indemnified Party.  If Indemnitor elects to assume the defense of any such claim or proceeding, Indemnitor shall consult with the Indemnified Party and the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party.  The Indemnified Party shall provide Indemnitor with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Indemnitor in the defense or settlement thereof, and Indemnitor shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.  If Indemnitor elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Indemnitor consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of Indemnitor is entered against the Indemnified Party for such liability.  If Indemnitor fails to defend or if, after commencing or undertaking any such defense, Indemnitor fails to diligently prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at Indemnitor’s expense and in that event if the Indemnified Party proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give Indemnitor prompt written notice thereof, and Indemnitor shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

  (c)           Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

  (d)           Each party hereto hereby acknowledges and agrees that the indemnification obligations arising under this Article IV shall survive the Closing.

ARTICLE V

ADDITION COVENANTS; CONDITIONS TO CLOSING

5.1	Advances; Loans to Purchaser.

During the period commencing on the date hereof and ending on the date of the Closing, Seller hereby agrees to make periodic advances to Purchaser in an amount not to exceed (in the aggregate) $750,000.  The advances to be made hereunder shall be evidenced by one or more promissory notes (the “Promissory Notes”) issued by Purchaser and on the following terms:  (i) principal and interest on such advances shall be repaid on the three year anniversary of the date of the initial advance hereunder, (ii) interest shall accrue on such advances at the rate of four percent (4%) per annum, and (iii) at Seller’s request, Purchaser’s obligations to repay such advances shall be secured by a pledge (in a form to be approved by Purchaser and Seller prior to the funding of the initial advance) of Purchaser’s shares in Mega West Kansas Corporation, a Delaware corporation.

5.2	Survival.

Purchaser hereby covenants and agrees that during the period commencing on the date hereof and ending on the sooner to occur of the Closing or the date that is nine (9) months after the date hereof, without Seller’s written consent which may be given or withheld in Seller’s sole and absolute discretion:

(a)
Purchaser shall not issue or enter into any binding agreement committing to issue any shares of stock, warrants, ownership interests, notes, debentures, or any other securities, instruments or other similar rights whatsoever (except for stock options to employees, consultants, officers and directors, to the extent disclosed and described on Exhibit B hereof);

(b)	Purchaser shall not engage, or commit to engage, in any material transaction (e.g., a purchase or sale) that affects a material portion of Purchaser’s assets;

(c)	Purchaser shall not incur, or commit to incur, any liabilities other than liabilities incurred in the ordinary course of Purchaser’s business;

(d)	Purchaser shall conduct its business in substantially the same manner that Purchaser has been conducting its business prior to the date hereof;

(e)	Purchaser shall not encumber or place any voluntary liens or pledges on its assets, except those caused by the Promissory Notes; and

(f)	Purchaser shall not take or consent to any bankruptcy action with respect to Purchaser or any of its subsidiaries.

5.3	Conditions to Closing.

Closing of the transactions hereunder shall be subject to the satisfaction of the following conditions precedent, all of which shall be satisfied (or waived) in Seller’s discretion:

(a)	Seller shall deliver an election notice to Purchaser electing to proceed with the sale of the Purchased Assets under the terms hereof;

(b)	As of the date of the Closing, the market price for crude oil shall be no more than $75.00 per barrel;

(c)	Seller shall have completed, and shall be satisfied with, all of its due diligence on all of the business and affairs of Purchaser as of the date of the Closing;

(d)	The Cap Table shall demonstrate to Seller’s satisfaction that, immediately following the Closing, Seller shall own no less than 58% of the fully diluted ownership of Purchaser;

(e)
The aggregate amount of the cash in Seller’s accounts and to be transferred to Purchaser at Closing, and the outstanding principal amount under the Promissory Notes plus the Escrow Proceeds shall be equal to no less than $5,000,000 less fees and expenses paid under Section 9.8;

(f)	Purchaser shall not have breached and of representations, warranties or covenants under this Agreement; and

(g)	All of the Closing deliveries under Section 3.2 hereof shall have been received and delivered, as applicable.

5.4	Survival.

Each party hereto hereby acknowledges and agrees that the obligations arising under this Article V shall survive the Closing.

ARTICLE VI

ASSIGNMENT

Neither this Agreement nor the obligations arising under or as a result of this Agreement may be assigned without the consent of all of the parties hereto; provided that at Closing, Seller shall have the right to direct the Share Consideration to one or more of its direct or indirect members.

ARTICLE VII

NOTICES

All notices (“Notices”) required or permitted to be sent hereunder shall be by a .pdf or similar attachment to an email (followed by one of the other methods hereafter listed), hand delivery or recognized overnight courier service addressed as follows:

(i)           If to Seller, at:

Horizon I Investments LLC]
20 E 20th Street, 6th fl
New York, NY 10003
Attn:  Scot Cohen
Email: scohen@icofund.com

(ii)           If to Purchaser, at:

Petro River Oil Corp.
205 East 42nd Street, 20th Fl
New York, NY 10017
Attn:  Scot Cohen
Email: scohen@icofund.com

Any Person may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section.

ARTICLE VIII

EXPENSES

Each party shall bear all of its own costs and expenses incurred in connection with the due diligence, negotiation and execution of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1	Successors and Assigns.

All of the terms and conditions of this Agreement are hereby made binding upon the executors, heirs, administrators, successors and permitted assigns of the respective parties hereto.

9.2	Gender.

Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

9.3	Captions.

The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof.

9.4	Not Construed against Drafter.

No provision of this Agreement shall be construed by any Court or other judicial authority against any party hereto by reason of such party's being deemed to have drafted or structured such provisions.

9.5	Entire Agreement; Amendments.

This Agreement, and the Exhibits attached hereto, constitutes the entire contract between the parties hereto and there are no other oral or written promises, conditions, representations, understandings or terms of any kind as conditions or inducements to the execution hereof and none have been relied upon by either party.  Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

9.6	Original Document/Counterparts.

This Agreement may be executed by the parties in counterparts in which event each shall be deemed an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile shall be effective as delivery of an original.

9.7	Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of New York (but not including the choice of law rules thereof).

9.8	Fee and Expenses

The Seller shall pay to counsel of the Purchaser, its legal fees and expenses incurred in connection with the preparation and negotiation of this Agreement.  In addition, the Seller will have expenses relating to tax filing, organizational and finder fees that will be paid prior to Closing.

ARTICLE X

FURTHER UNDERTAKINGS

Each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

[signatures appear on the next page]

IN WITNESS WHEREOF the parties hereto have executed this Conditional Purchase Agreement effective as of the date first written above.

SELLER:

HORIZON I INVESTMENTS, a Delaware limited liability company

By: /s/ Scot Cohen
Name:  Scot Cohen
Title:    Managing Member

PURCHASER:

PETRO RIVER OIL CORP., a Delaware corporation

By:  /s/ Scot Cohen
Name:  Scot Cohen
Title:   Executive Chairman

PURCHASE AGREEMENT PURCHASED ASSETS EXHIBIT A

1.  200.08 Units in Horizon Energy Partners, LLC, representing 20.01% ownership

2.  All bank accounts, lockbox accounts, investment accounts and other accounts maintained by or for the benefit of Seller; and

3.  The Promissory Notes, if any, outstanding as of Closing.

4.  Escrow account in the amount of $690,000 held by the Disclosure Law Group, as escrow agent.

PURCHASE AGREEMENT CURRENT SELLER CAP TABLE EXHIBIT B

PETRO RIVER OIL CORP.
Cap Table following Horizon Acquisition

Capitalization Table
Securites	Current	New Financing	Subtotal
Common Stock	851,901,079		851,901,079
Stock Options	108,938,281		108,938,281
Horizon Investors		1,983,666,667	1,983,666,667
Existing Warrants	452,291,667		452,291,667
Total	1,413,131,027	1,983,666,667	3,396,797,694
		Anticipated